                                                                               .
                                                                               .
                                                                               .

PRICING SUPPLEMENT NO. 9, DATED: May 18, 2004                              RULE 424(b)(2)
to Prospectus Supplement Dated October 7, 2003       REGISTRATION STATEMENT NO. 333-73380
to Prospectus Dated November 28, 2001



                                     KEYCORP


                                   $250,000,000

                   [X] SENIOR MEDIUM-TERM NOTES, SERIES G
                   [ ] SUBORDINATED MEDIUM-TERM NOTES, SERIES F


[ ]   Floating Rate Notes                         [X]  4.70% Fixed Rate Notes
[X]   Book-Entry Notes                            [ ]  Certificated Notes


Original Issue Date: May 21, 2004
Maturity Date: May 21, 2009
Issue Price: 99.987%
Paying Agent: Deutsche Bank Trust Company Americas
Authenticating Agent: Deutsche Bank Trust Company Americas


OPTION TO ELECT REDEMPTION:      [ ] Yes    [X] No      OPTION TO EXTEND MATURITY:            [ ] Yes [X] No
Redemption Date(s):                                     Extended Maturity Dates:
Initial Redemption Percentage:                          Notice of Extension Date(s):
Annual Redemption Percentage Reduction:

OPTION TO ELECT REPAYMENT:       [ ] Yes    [X] No      SPECIFIED CURRENCY (NOT U.S. DOLLARS):[ ] Yes  [X] No
Repayment Date(s):                                      Authorized Denominations:
Repayment Price(s):                                     Exchange Rate Agency:

Repurchase Price (if any):  N/A                         Optional Interest Rate Reset:         [ ] Yes  [X] No
Amortization Schedule (if any):  N/A                    Optional Interest Rate Reset Dates:   [ ] Yes  [X] No
Sinking Fund Defeasance:         [ ] Yes    [X] No      Optional Extension of Maturity:       [ ] Yes  [X] No
                                                        Length of Extension Period:           [ ] Yes  [X] No
Minimum Denominations:           [X]$1,000 [ ] Other:


                              FIXED RATE NOTES ONLY

Interest Computation Period: Semi-annual

Interest Payment Dates: Semi-annually on the 21st day of each May and November, commencing on November 21, 2004

Regular Record Dates if other than May 31 and November 30: The 6th day of each May and November

                            FLOATING RATE NOTES ONLY

                                   BASE RATE:

[ ]    CD Rate                       [ ]   Treasury Rate
[ ]    Commercial Paper Rate         [ ]   CMT Rate
[ ]    Federal Funds Rate            [ ]   11th District Cost of Funds Rate
[ ]    LIBOR                         [ ]   Other (specify):
[ ]    Prime Rate

 Initial Interest Rate:                                Interest Determination Date:

 Index Maturity:                                       Interest Reset Period:

 Spread (Plus or minus):                               Interest Reset Dates:

 Maximum Interest Rate:                                Interest Payment Dates:

 Minimum Interest Rate:                                Calculation Date:

 Total Amount of OID:                                  Calculation Agent:

 Yield to Maturity:                                    Spread Multiplier:

 Initial Accrual Period OID                            Telerate Page:
    and Designated Method:
                                                       Other Terms (if any):


AGENT:  [X] Citigroup Global Markets Inc.              Agent's Discount or Commission: .30% ($750,000)
        [ ] Banc of America Securities LLC             Trade Date: May 18, 2004
        [ ] Bear, Stearns & Co. Inc.                   Proceeds to KeyCorp: $249,217,500
        [ ] Credit Suisse First Boston Corporation
        [ ] Deutsche Bank Securities Inc.
        [ ] Goldman, Sachs & Co.
        [ ] HSBC Securities (USA), Inc.
        [X] J.P. Morgan Securities Inc.
        [ ] Lehman Brothers Inc.
        [X] KeyBanc Capital Markets,
              a division of McDonald Investments Inc.
        [X] Morgan Stanley & Co. Incorporated
        [X] UBS Securities LLC
        [ ] Other _________________________

[ ]  Acting as Agent       Agent is acting as Agent for the sale of Notes by
                           KeyCorp at a price of  % of the principal amount

[X]  Acting as Principal   [X] Agent is purchasing Notes from KeyCorp as
                               Principal for resale to investors and other
                               purchasers at:

                                [ ] a fixed public offering price of % of the
                                    Principal amount

                                    [X] varying prices related to prevailing
                                        market prices at the time of resale to
                                        be determined by such Agent
